EXHIBIT 12

                       UNITED DOMINION REALTY TRUST, INC.
           COMPUTATION OF RATIO OF EARNINGS AND FUNDS FROM OPERATIONS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLAR IN THOUSANDS)

                                                                                                         NINE MONTHS   NINE MONTHS
                                        YEAR ENDED   YEAR ENDED   YEAR ENDED   YEAR ENDED   YEAR ENDED     ENDED         ENDED
                                        DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                           1990          1991        1992         1993         1994         1994        1995
Income before extraordinary item          $ 4,973      $ 3,604      $ 6,577      $11,197      $19,226      $13,458       $25,224

Add:
  Portion of rents representative
    of the interest factor                     47          103          126          143          177          121           143
  Interest on indebtedness                  9,488       11,918       11,777       17,237       28,521       18,202        30,563
  Adoption of SFAS No. 112
    "Employers' Accounting for
    Postemployment Benefits"                    -            -            -            -          450          450             -
  Earnings                                $14,508      $15,625      $18,480      $28,577      $48,374      $32,231       $55,930

Add/(Deduct):
  Depreciation on real estate              10,385       12,732       15,557       18,916       28,729       19,807        28,545
  (Gains)/losses on sales of real
    estate owned                             (417)         (26)           -           89         (108)          20        (4,844)
  Other                                         -            -        1,564            -            -            -           500
    Funds from operations,
      as adjusted                         $24,476      $28,331      $35,601      $48,182      $76,995      $52,058       $80,131

Fixed charges and preferred stock
  dividend:
  Interest on indebtedness                $ 9,488      $11,918      $11,777      $17,237      $28,521      $18,202       $30,563
  Capitalized interest                        597          291           73            0            0            0             0
  Portion of rents representative
    of the interest factor                     47          103          126          143          177          121           143
    Fixed charges                          10,132       12,312       11,976       17,380       28,698       18,323        30,706
Add:
  Preferred stock dividend                      -            -            -            -            -            -         4,209
  Combined fixed charges and preferred
    stock dividend                        $10,132      $12,312      $11,976      $17,380      $28,698      $18,323       $34,915
  Ratio of earnings to fixed charges         1.43x        1.27x        1.54x        1.64x        1.69x        1.76x         1.82x
  Ratio of earnings to combined fixed
    charges and preferred stock
    dividend                                 1.43         1.27         1.54         1.64         1.69         1.76          1.60
  Ratio of funds from operations
    to fixed charges                         2.42         2.30         2.97         2.77         2.68         2.84          2.61
  Ratio of funds from operations
    to combined fixed charges and
    preferred stock dividend                 2.42         2.30         2.97         2.77         2.68         2.84          2.30
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